Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2026, relating to the financial statements of Acadia Realty Trust and the effectiveness of Acadia Realty Trust's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Acadia Realty Trust for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP
New York, New York
November 3, 2026